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Exhibit 10.15.7

EMPLOYMENT AGREEMENT

    EMPLOYMENT AGREEMENT ("Employment Agreement" or "Agreement") made as of the 1st day of March, 2000 between COMMUNITY FIRST BANKSHARES, INC. ("Company") and DONALD R. MENGEDOTH ("Executive").

Preliminary Statement

    WHEREAS, the Executive currently is employed as Chairman of the Board, President and Chief Executive Officer of the Company, and has served in those capacities since the founding of the Company in 1987; and

    WHEREAS, the parties have agreed that, effective March 1, 2000, the Executive will cease to serve as the Chief Executive Officer of the Company, become Chairman of the Company's Board of Directors and will serve in that capacity pursuant to the terms of this Employment Agreement; and

    NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

    1.  Term of Agreement.  This Agreement shall commence on the date hereof and shall continue in effect for a term ending on January 1, 2003, except as otherwise provided herein or as may be extended by mutual agreement of the parties prior to such date ("Term").

    2.  Position and Duties.  Except as may otherwise be agreed upon between the Company and the Executive, the Company agrees to continue to employ the Executive, and the Executive agrees to serve the Company, as Chairman of the Board of Directors, and in that capacity shall serve as an executive officer and an employee of the Company. The Executive shall render such services to the Company as are customary for such position and in addition shall advise the Board of Directors and/or the Chief Executive Officer on strategic matters; represent the Company at civic and industry affairs; continue to serve as an officer of the American Bankers Association; participate in business development activities; and provide such other services as may reasonably be requested by the Board of Directors or Chief Executive Officer of the Company.

    3.  Place of Performance.  In connection with his employment by the Company, the Executive shall, except as the Executive may otherwise agree, perform his principal activities at the offices of the Company located in Fargo, North Dakota or, if the Executive determines to relocate as provided in Section 4.7, at offices located in Colorado, subject in either case to travel reasonably required for the Company's business. During the Term, the Company shall provide the Executive with an appropriately furnished office at one location and secretarial support by one secretary (which may, at the election of the Executive, be provided from Fargo) as the Company and the Executive shall reasonably agree.

    4.  Compensation and Related Matters.

      4.1  Base Salary.  During the Term, the Company shall pay to the Executive, in approximately equal installments not less often than twice per month, a base salary of not less than $515,000 per year, in each case as the same may from time-to-time be increased by the Company's Board of Directors pursuant to customary periodic salary reviews; provided that the Executive's base salary shall be $4,000 per month for November 2002 and December 2002. All amounts payable to the Executive pursuant to this Agreement shall be paid subject to such reporting and withholding requirements, if any, as may be imposed by applicable law and applicable Company policy.

      4.2  Incentive Plan.  The Executive shall be eligible to receive bonus payments pursuant to the Company's Annual Incentive Award Program ("AIP"). The amount received by the Executive pursuant to the AIP for each year during the Term shall not be less than the greater of $200,000 and the highest amount paid to any other executive officer of the Company with respect to such year, provided that no amount shall be paid with respect to any year for which no bonus is paid under the AIP to any other executive officer of the Company and no other executive officer receives any form of incentive compensation not received to the same extent by the Executive. The Executive's bonus shall be paid to him within ninety days after the end of the fiscal year to which it relates, whether he remains an employee of the Company at the end of such fiscal year or on the date of payment or not, and shall be prorated for any partial years of service.

      4.3  Stock Options.  All unexercised stock options ("Executive Options") granted to the Executive under the Company's Restated 1987 Stock Option Plan and its 1996 Stock Option Plan (together, "Option Plans") shall be amended to provide that (i) they shall remain exercisable and shall continue to vest until the date on which they expire by their own terms without consideration to any provision for earlier termination and (ii) the exercise price of the Executive Options shall be subject to adjustment from time-to-time so as to equal the lowest exercise price of any stock options granted under the Option Plans at the same time as the Executive Options, subject to the same terms and conditions as may apply to the reduction of the exercise price of such other options. The parties agree that Exhibit A sets forth a true and accurate summary of the Executive Options. The Company represents and warrants that (i) the amendments to the Executive Options contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company and (ii) such amendments shall not conflict with or result in a breach of any provision of the Option Plans. The Executive shall be eligible for the grant of additional stock options under the Option Plans during the Term at the discretion of the Compensation Committee of the Board of Directors.

      4.4  Employee Benefits.  The Executive shall be entitled to continue to participate in and receive such employee benefits during the Term on the same basis as other executive officers of the Company.

      4.5  Perquisites.  During the Term, the Executive shall be entitled to receive fringe benefits no less favorable to the Executive than those provided by the Company to any of its senior officers, but in no case less favorable to the Executive than those received by the Executive at the date hereof.

      4.6  Expenses.  The Company shall promptly reimburse the Executive for all normal out-of-pocket expenses related to the Company's business actually paid or incurred by him in the performance of his services under this Agreement. The Company and its subsidiaries shall maintain its memberships in the national and state bankers' associations to which it belongs at the date hereof and the Executive as part of his duties hereunder shall continue to represent the Company at meetings of such associations unless he elects not to do so.

      4.7  Relocation.  At the Executive's election, he may relocate his residence to Colorado, and he shall be entitled to the benefits provided under the relocation policy attached hereto as Exhibit B in connection with such relocation with respect to either his Minnesota or North Dakota residence, and the Company shall also pay a real estate broker's commission with respect to the disposition of the other residence.

    5.  Termination.  The Executive's employment hereunder may be terminated under the following circumstances (without impairing the Executive's rights under benefit plans and arrangements and the Company's policies and procedures):

      5.1  Termination Upon Death or Permanent Disability.  The Term shall automatically terminate in the event of the death or permanent disability of the Executive. For purpose of this Agreement, "permanent disability" shall have the meaning and shall be determined in accordance with the long term disability insurance plan maintained by the Company during the Term.

      5.2  Termination by Company for Cause.  The Company shall have the option to terminate the Term (a) for cause in the event the Executive engages in grossly negligent conduct or willful misconduct in connection with the execution of his duties hereunder which materially and adversely affects the Company, after written notice by the Company to the Executive of the specific acts that form the basis for the termination, and (b) for the Executive's material nonperformance of his duties hereunder, provided the nonperformance continues uncorrected for a period of thirty days after written notice thereof by the Company to the Executive specifically identifying the manner in which the Company believes the Executive has not performed his duties. For purposes of this Section 5.2, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act or omission was in the best interests of the Company. The Company shall not terminate the Executive without cause during substantial discussions in contemplation of a "change in control" as defined in the CIC Agreement referred to in Section 11 herein or during the pendency of a transaction that would constitute such a change in control.

      5.3  Benefits Upon Death or Termination by Company.  In the event the Executive's employment is terminated under Section 5.1 or the Company terminates the Executive's employment other than for cause pursuant to Section 5.2:

        a.  Within thirty days after the date of termination, in consideration for a written release signed by the Executive upon termination by the Company other than for cause or due to permanent disability, releasing the Company and its directors and officers from any and all employment claims the Executive may have, whether known or unknown, arising out of termination of his employment, other than claims related to the benefits provided hereunder or referenced herein, the Company shall pay the Executive a lump-sum amount equal to (a) the number of days remaining from the date of termination to the expiration of the Term without regard to the early termination thereof multiplied by (b) (x)the total of (i) the Executive's then current annual base salary pursuant to Section 4.1 plus (ii) the amount paid to the Executive pursuant to Section 4.2 with respect to the fiscal year immediately preceding the year in which termination occurs provided that 50% of the Executive's annualized base salary hereunder on the date of termination shall be deemed to be the amount paid under Section 4.2 with respect to the preceding fiscal year if greater than the amount so paid, divided by (y) 365. In the event the Executive's employment is terminated under Section 5.1 by reason of disability, and the Executive receives, during the period from the date of termination to the expiration of the Term (without regard to the early termination thereof), benefits under a long-term disability insurance policy, the premiums for which are paid by the Company (the "Agreement Term Disability Payments") the Executive shall, immediately upon such receipt, repay to the Company an amount equal to such Agreement Term Disability Payments, less any applicable taxes (at the highest applicable rates) which, the Executive determines in good faith that he is or will be obligated to pay with respect to the Agreement Term Disability Payments received.

        b.  from the date of termination through January 1, 2003, the Company shall provide the Executive entirely at the Company's expense, the Company's employee health, life and disability benefits as though he were still an employee of the Company; provided, however, that if such benefits shall not be payable or provided to the Executive or his dependents, beneficiaries or estate under the Company's plans because he is no longer an employee of the Company or otherwise, then the Company shall provide coverage, at the Company's expense, that is substantially comparable to such benefits to the Executive, his dependents, beneficiaries or estate;

        c.  in addition to, but not in limitation of, the rights which the Executive otherwise may have, all stock options previously granted to the Executive under the Option Plans shall become exercisable immediately, and the Executive may exercise such options until the expiration of their term as amended pursuant to Section 4.3; and

        d.  the Company shall (i) make such other and further payments to Executive, his designated beneficiaries and his dependents as may be provided pursuant to the terms of any employee benefit plan and other compensation plans, programs and structures, or fringe benefit programs in which Executive is a participant at the time of the termination of his employment with the Company and (ii) promptly reimburse the Executive for any then unreimbursed out-of-pocket expenses pursuant to Section 4.6.

        The amounts payable to the Executive under this Section 5.3 shall be treated as liquidated damages to which the Executive is entitled by reason of his past service with the Company and termination of the Term hereunder, and the Company shall not be entitled to any set-off against, or reduction of, such amounts for any reason whatsoever. Notwithstanding any other provision of this Agreement, the Executive shall be under no obligation to seek or accept any employment after termination of employment with the Company for any reason.

      5.4  Constructive Discharge.  An involuntary relocation of the Executive from the location contemplated in Section 3 hereof, a reduction in the base salary and/or benefits of the Executive from those provided for in Section 4 hereof as they may from time to time be in effect, the breach by the Company of any other provision of this Employment Agreement or failure of the Company's Board of Directors to nominate the Executive for reelection as a director of the Company or to continue the Executive as the Chairman of the Board, or failure by the shareholders of the Company to continue to elect the Executive to the Board of Directors will be the basis for the Executive's termination of this Agreement by giving at least 30 days prior notice to the Company and in such event the termination will be treated as a termination by the Company without cause under Section 5.3.

      5.5  Benefits Upon Termination for Cause or Voluntary Termination by Executive.  In the event the Company properly terminates the Executive's employment under this Agreement for cause pursuant to Section 5.2, the Executive voluntarily resigns from his employment during the Term or the Executive undertakes full-time employment other than with the Company:

        a.  all salary shall be prorated as of the date of termination and such prorated amount shall be paid to the Executive;

        b.  all stock options previously granted to the Executive which are exercisable as of the date of termination, shall continue in effect in accordance with their terms as amended pursuant to Section 4.3 and those that are not exercisable as of the date of termination shall expire; and

        c.  the Company shall (i) make such other and further payments to Executive, his designated beneficiaries and his dependents as may be provided pursuant to the terms of any employee benefit plan and other compensation plans, programs and structures, or fringe benefit programs in which Executive is a participant at the time of the termination of his employment with the Company and (ii) promptly reimburse the Executive for any then unreimbursed out-of-pocket expenses pursuant to Section 4.6.

      5.6  Rights of Executive's Estate.  If the Executive dies prior to the payment of all amounts due and owing to him under the terms of this Agreement, such amounts shall be paid to such beneficiary or beneficiaries as the Executive may have last designated in writing filed with the Treasurer of the Company or, if the Executive has made no beneficiary designation, to the Executive's estate. Such designated beneficiary or the executor of his estate, as the case may be, may exercise all of the Executive's rights hereunder. If any beneficiary designated by the Executive shall predecease the Executive, the designation of such beneficiary shall be deemed revoked, and any amounts which would have been payable to such beneficiary shall be paid to the Executive's estate. If any designated beneficiary survives the Executive, but dies before payment of all amounts due hereunder, such payments shall, unless the Executive has designated otherwise, be made to such beneficiary's estate.

    6.  Insurance and Indemnification.  The Company shall use its best efforts, without being required to pay additional premiums, to maintain in effect during the Term and for a period of not less than five years thereafter directors' and officers' liability coverage that provides the Executive with the same coverage afforded then current Company directors. The Company shall afford the Executive indemnification, contribution and advancement of expenses in connection with claims that may be the subject of indemnification under the Company's Certificate of Incorporation and Bylaws to the fullest extent permitted for any director or officer of the Company under the Company's Certificate of Incorporation, Bylaws and applicable provisions of Delaware law.

    7.  Stock.  In the event that the Company adopts a common stock repurchase program, the Company agrees, subject to compliance with applicable federal securities law requirements, to repurchase up to 400,000 shares of the Company's common stock owned by the Executive at any time or from time to time at the Executive's election during the pendency of such program at a price equal to the fair market value of such stock at the purchase date based on the average of the high and low sale prices of such stock on such date.

    8.  Public Statements.  Neither party shall, without the prior consent of the other, issue any press release or make any written or oral statement for general circulation relating to the Executive's employment with the Company or its subsidiaries or to this Employment Agreement, except any such release or statement as may be required by law upon the advice of his or its counsel (as to which the disclosing party or parties shall use best efforts to give the nondisclosing party or parties prior notice and an opportunity to comment) and except any press release or statement substantially similar in content and effect to any press release or statement to which consent has previously been granted. Each party agrees not to disparage the other in public or private statements, and in general each shall conduct himself or itself in a manner consistent with the other's interest in maintaining its business, employee and employment relationships and prospects. The Company shall instruct its directors, officers, agents, attorneys and employees to comply with the provisions of this Section 8 as though they were parties hereto.

    9.  Payments to the Executive.  The Company shall pay the attorneys' fees up to $15,000 and disbursements incurred by the Executive in connection with the preparation and negotiation of this Agreement. If litigation shall be instituted to enforce or interpret any provision hereof and the Executive shall prevail, the Company will reimburse the Executive for his reasonable attorneys' fees and disbursements incurred in such proceeding and will pay prejudgment interest at the legal rate then in effect on any money judgment or award obtained by the Executive in such proceeding.

    10.  Notice.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main office, attention of the Board of Directors.

    11.  Miscellaneous.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company acting on authority of the Board of Directors or the Chief Executive Officer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly or referred to in this Agreement, and this Agreement shall supercede any current or prior employment terms, written or otherwise (other than the Change in Control Severance Agreement and the Indemnification Agreement referred to below). The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware relating to contracts to be performed entirely therein. Nothing contained in this Employment Agreement shall affect the validity of the Change in Control Severance Agreement between the Executive and the Company (the "CIC Agreement") and the Indemnification Agreement, which shall remain in full force and effect in accordance with their terms throughout the Term to the extent that similar agreements remain in effect with any other executive officer of the Company. Anything in this Employment Agreement to the contrary notwithstanding (including without limitation Section 14 hereof), this Employment Agreement shall terminate and Executive shall not be entitled to the benefits under Section 5.3(a), (b) and (c) or the second sentence of Section 9 in the event Executive receives the benefits specified in Section 7(c)(i) of the CIC Agreement.

    12.  Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

    13.  Headings.  The headings of the paragraphs herein are for convenience only and shall have no significance in the interpretation of this Agreement.

    14.  Bind and Inure.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives and successors, including any successor of the Company by reason of any dissolution, merger, consolidation, sale of assets or other reorganization of the Company.

    15.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officer thereunto duly authorized, and Executive has signed this Agreement, as of the day and year first above written.

COMMUNITY FIRST BANKSHARES, INC.
By:	/s/ MARK A. ANDERSON Mark A. Anderson President and Chief Executive Officer
By:	/s/ DONALD R. MENGEDOTH Donald R. Mengedoth Executive

EXHIBIT A
STOCK OPTIONS

Grant Date	Exercise Price	Number of Shares	Term
02/06/96	$10.6250	5,992	5 years
02/04/97	14.2500	16,000	5 years
02/03/98	24.8750	30,000	5 years
02/02/99	19.5625	60,000	10 years
02/08/00	14.0000	90,000	10 years

EXHIBIT B
[COMMUNITY FIRST LETTERHEAD]

Date:	July 15, 1999
To:	CFB Bank Presidents Senior Management
Re:	Relocation Expense Reimbursement Process

    Attached is a current version of our Relocation Expense Report form. This form is to be completed by the employee and sent directly to Accounting and Reporting. The reimbursement will be added to the employee's pay, rather than being paid by a separate check. This will allow us to compute and pay the taxes on the non-deductible expenses in a timely manner.

    It is important that you and your new employee agree as to what expenses and how much will be reimbursed as part of the relocation package. You should review and approve the expenses being submitted for reimbursement. Your signature is to verify that the employee is eligible to be reimbursed for the expenses being reported.

    The following are the suggested guidelines for reimbursement:

Salary Grades 9 to 13 (Exempt)	Actual expenses up to a maximum of 4% of base salary
Salary Grades 14 to 16	Actual expenses up to a maximum of 15% of base salary
Salary Grades 17 and up	See Relocation Guidelines Worksheet

    We have also signed corporate contracts with three moving companies which provide us with some significant discounts on moving, insurance, and storage costs. Please encourage the employee to contact one or more of these companies to obtain an estimate of moving costs. The customer representatives for the companies are:

Allied	Atlas	North American
Karen Schoepke Union Storage & Transfer 4275 Main Avenue Fargo, ND 58108 1-800-437-8027	Lynn Roth Ace Worldwide 2929 Long Lake Road Roseville, MN 55113 1-800-333-6669	Jennifer Emerson Fettes Moving & Storage 3939 7th Ave. NW Fargo, ND 58102 1-800-325-3696

    Please call Harriette McCaul, Corporate Human Resources, if you have any questions (701-298-5706).

Relocation Guideline Worksheet

    This worksheet provides general guidelines on relocation reimbursements. It is intended to help achieve some level of consistency in the treatment of transferees and yet allow sufficient flexibility to consider individual needs and related factors in the employment offer. Deviations from the guidelines need approval from the appropriate supervisor. These guidelines apply to the majority of exempt positions only.

    If reimbursement is optional, you may choose to provide no coverage, partial coverage, or coverage up to the maximums stated in the item description. Relocation items in these guidelines should be discussed with the Senior Vice President of Human Resources, at (701) 298-5706 prior to making commitments to reimburse. Expenses are charged to the CFB affiliate the employee transfers to.

1.
Completing an Employee Relocation Expense Report correctly will be critical in assuring that timely and accurate taxes are paid and reported for your personal income tax records. You must use an Employee Relocation Expense Report, not an Employee Expense Report to report relocation.

2.
Community First will "gross up" (28% Federal, FICA, and the applicable state rate) and pay the taxes on your behalf for non-deductible expenses with the exception of any commission paid to the employee for direct sale of his/her home. Please refer to IRS publication 521, Moving Expenses, for details of deductible and non-deductible moving expenses.

3.
Supervisor's signature is required for reimbursement of all expenses.

Generally Available Coverage
Item	Item Description	Existing	New Hires
Employee Expenses
Housing Search
	Expenses for two trips for an employee and spouse to locate housing at the new location will be reimbursed and includes transportation, lodging, meals and child care expenses for a maximum of five days.	Yes	Yes
Shipment of Household Goods	Community First will provide full-value transit insurance and full coverage of expenses incurred in packing, transporting, and unpacking normal household goods and personal effects.	Yes	Yes
Storage of Household Goods	Maximum of thirty (30) days	Optional	Optional
Travel to New Location
	Expenses will be reimbursed for transportation, meals and lodging for up to three days of travel for the employee and family when moving to a new location. Transport of a second car will be reimbursed at the current IRS maximum mileage rate, or when necessary, shipment of the car will be paid.	Yes	Yes
Temporary Housing	Temporary living expenses (including lodging and meals) for an employee and the employee's family at the new location will be reimbursed for a maximum of thirty (30) days.	Yes	Yes
Commuting	Limited to every other week-end for two months	Yes	Optional

Property Disposal
Sale of Primary Residence
Direct Sale Option	•	appraisal—limit of one	Yes	Yes
	•	broker's commission—maximum 7%	Yes	Yes
	•	property inspection—only when required	Yes	Yes
	•	mortgage prepayment penalties	Yes	Optional
	•	title search—full amount	Yes	Yes
	•	recording fees—full amount	Yes	Yes
	•	advertising—$200 maximum	Yes	Optional

New Home Purchase
Purpose of New Property*
• Appraisal/Credit Report/Survey	if requested		Yes	Yes
• Placement/Origination Fee	maximum of one percent		Yes	Yes
• Recorded Fees	full amount		Yes	Yes
• Title Insurance/Option	full amount		Yes	Optional

Additional Services
Lease Settlement	Maximum of three months (renters only)		Yes	Optional
Relocation Allowance	Five percent of salary		Yes	No

*
Regulation O may supersede these benefits

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EMPLOYMENT AGREEMENT
EXHIBIT A STOCK OPTIONS
EXHIBIT B [COMMUNITY FIRST LETTERHEAD]
Relocation Guideline Worksheet